Exhibit 5.1

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

December 30, 2019

Ladies and Gentlemen:

I am General Counsel of BCB Bancorp, Inc., a New Jersey corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,020,408 shares (the “Shares”) of common stock of the Company, no par value per share (“Common Stock”), pursuant to the Stock Purchase Agreement, dated as of December 30, 2019 (the “Stock Purchase Agreement”), by and among the Company, BCB Community Bank and MFP Partners, L.P., pursuant to the registration statement on Form S-3 (File No. 333-219617) filed with the United States Securities and Exchange Commission (the “Commission”) (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Stock Purchase Agreement.

In connection with rendering this opinion, I have reviewed:

(i)	the Stock Purchase Agreement;

(ii)	the Registration Statement;

(iii)	a copy of the specimen stock certificate;

(iv)	the final prospectus, consisting of the prospectus, dated August 10, 2017, as supplemented by a final prospectus supplement, dated December 30, 2019, relating to the offering of the Shares, filed with the Commission on December 30, 2019; and

(v)	such corporate records, certificates and other documents, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion.

I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. I have assumed further that the certificates for the Shares conform to the specimen incorporated by reference as an exhibit to the Registration Statement and have been duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Stock Purchase Agreement and upon receipt by the Company in full of payment therefor in accordance with the Stock Purchase Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

I am a member of the bar of the State of New Jersey. I do not express any opinion herein on any laws other than the law of the State of New Jersey, applicable provisions of the New Jersey Corporation Act and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed on or about December 30, 2019, relating to the offering of the Shares. I also hereby consent to the reference to my name under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ John J. Brogan
John J. Brogan
General Counsel